EXHIBIT 10.3

KOS PHARMACEUTICALS
CHANGE IN CONTROL SEVERANCE PLAN
          The Board of Directors (the “Board”) of Kos Pharmaceuticals, Inc. (the “Company”) recognizes the importance to the best interests of the Company and its shareholders of ensuring that the Company and its subsidiaries have the continued dedication and leadership of the Company’s employees, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below). The Board recognizes that the possibility of a Change in Control and the uncertainty it may create among employees may result in the departure or distraction of Company personnel to the detriment of the Company and its shareholders. Therefore, the Board has decided to ratify the Compensation and Stock Option Committee’s approved this Change in Control Severance Plan (this “Plan”) in order to encourage the retention of employees and to reduce the level of uncertainty and distraction that is likely to result from a Change in Control or a potential Change in Control.
          SECTION 1. Definitions. For purposes of this Plan, the following terms shall have the meanings set forth below:
     (a) “280G Gross-Up Payment” shall have the meaning set forth in Section 5(a).
     (b) “Accounting Firm” shall have the meaning set forth in Section 5(b).
     (c) “Accrued Rights” shall have the meaning set forth in Section 4(a)(iv).
     (d) “Affiliate(s)” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
     (e) “Annual Base Salary” means, with respect to any Participant, such Participant’s annual rate of base salary in effect immediately prior to such Participant’s Termination Date.
     (f) “Annual Bonus” means, with respect to any Participant and as of such Participant’s Termination Date, 110% of the average of the regular annual cash bonuses (or, in the case of sales personnel, annual commissions), excluding special or one-time bonuses or commissions, actually paid to the Participant in each of the two full years prior to the year in which such Participant’s Termination Date occurs; provided that if such Participant has not been employed for a sufficient length of time to have been eligible for two such bonuses or commissions (whether or not any bonus or commission was actually paid), “Annual Bonus” shall be calculated on the basis of the average of the regular annual cash bonuses or commissions (excluding special or one-time bonuses or commissions) actually paid to other employees of similar position in each of the two full years prior to the year in which the Participant’s Termination Date occurs.

     (g) “Cause” means, with respect to any Participant, the occurrence of any one of the following:
     (i) the Participant is convicted of, or pleads guilty or nolo contendere to, (A) a misdemeanor involving moral turpitude or that involves misappropriation of the assets of the Company or a Subsidiary or (B) a felony;
     (ii) the Participant commits one or more acts or omissions constituting negligence, fraud or other misconduct that the Company reasonably and in good faith determines has a materially detrimental effect on the Company;
     (iii) the Participant continually and willfully fails, for at least 14 days following written notice from the Company, to perform substantially the Participant’s employment (other than as a result of incapacity due to physical or mental illness or after delivery by the Participant of a Notice of Termination for Good Reason); or
     (iv) the Participant commits a material violation of any of the Company’s material policies (including the Company’s Code of Business Conduct and Ethics, as in effect from time to time) that the Company reasonably and in good faith determines is materially detrimental to the best interests of the Company.
     (h) “Change in Control” means any corporation or other entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) other than the Controlling Shareholders becomes the beneficial owner, directly or indirectly, of all of the outstanding shares of common stock of the Company.
     (i) “Change in Control Date” means the date on which a Change in Control occurs (if any).
     (j) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.
     (k) “Controlling Shareholders” means, collectively, the group of shareholders set forth in the Schedule 13D filed with the Securities and Exchange Commission on September 12, 2006, consisting of Michael Jaharis, Mary Jaharis, Wilson Point Holdings, LP, Cubs Management, LLC, Kos Investments, Inc., Kos Holdings, Inc., Kathryn Jaharis, Steven Jaharis and Jaharis Holdings, Inc, LLC.
     (l) “Disability” means, with respect to any Participant, that the Participant becomes eligible to receive income replacement benefits under any long term disability plan covering employees of the Company or its Subsidiaries.
     (m) “Effective Date” shall have the meaning set forth in Section 13.
     (n) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto.

     (o) “Excise Tax” means the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such tax.
     (p) “Extension Date” shall have the meaning set forth in Section 13.
     (q) “Good Reason” means, with respect to any Participant and without such Participant’s express written consent, the occurrence of any one or more of the following:
     (i) a greater than 10% reduction of the Participant’s annual base salary, or any material reduction in the total cash compensation that the Participant is eligible to earn, from the level in effect immediately prior to the Change in Control Date;
     (ii) any demotion or other significant reduction in the job responsibilities held by the Participant immediately prior to the Change in Control Date or any significant change to the reporting relationships of the Participant as in effect immediately prior to the Change in Control Date; or
     (iii) any change of the Participant’s principal place of employment to a location more than (i) in the case of Participants who are not sales personnel, 65 miles from the Participant’s principal place of employment immediately prior to the Change in Control Date and (ii) in the case of Participants who are sales personnel, 50 miles from the Participant’s principal residence immediately prior to the Change in Control Date.
          The Participant’s right to terminate employment for Good Reason shall not be affected by the Participant’s incapacity due to physical or mental illness. A termination of employment by the Participant for Good Reason for purposes of this Plan shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”) of the termination setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provisions of this Plan on which the Participant relied. Unless the parties agree otherwise, a termination of employment by the Participant for Good Reason shall be effective on the 30th day following the date when the Notice of Termination for Good Reason is given, unless the Company elects to treat such termination as effective as of an earlier date; provided, however, that so long as an event that constitutes Good Reason occurs during the Protection Period, for purposes of the payments, benefits and other entitlements set forth in Section 4(a), the termination of the Participant’s employment pursuant thereto shall be deemed to be a resignation for Good Reason during the Protection Period.
     (r) “Notice of Termination for Good Reason” shall have the meaning set forth in Section 1(q).
     (s) “Participant” shall have the meaning set forth in Section 2.
     (t) “Payment” means any payment, benefit or distribution (or combination thereof) by the Company, any of its Affiliates or any trust established by the Company or its Affiliates, to or for the benefit of a Participant, whether paid, payable, distributed, distributable or provided pursuant to this Plan or otherwise, including any payment, benefit or other right that constitutes a “parachute payment” within the meaning of Section 280G of the Code.
     (u) “Person” means a “person” (as such term is used in Section 13(d) of the Exchange Act.
     (v) “Protection Period” means the period commencing on the Change in Control Date and ending on the first anniversary thereof.
     (w) “Release Effective Date” shall have the meaning set forth in Section 4(a)(i).
     (x) “Section 409A Tax” shall have the meaning set forth in Section 6.
     (y) “Severance Multiple” means, with respect to any Participant, the number indicated on the chart set forth on Schedule A hereto based on such Participant’s Years of Service and job classification; provided, however, that the Severance Multiple of (i) Participants who are classified as directors, managers or professionals shall not be less than 52, (ii) Participants who are classified sales personnel shall not be less than 39, and (iii) all other Participants shall not be less than 26.
     (z) “Subsidiary” means any entity in which the Company, directly or indirectly, possesses 50% or more of the total combined voting power of all classes of its stock.
     (aa) “Successor” shall have the meaning set forth in Section 10.
     (bb) “Termination Date” means the date on which the termination of a Participant’s employment, in accordance with the terms of this Plan, is effective.
     (cc) “Underpayment” shall have the meaning set forth in Section 5(b).
     (dd) “Years of Service” means, with respect to any Participant, the number of full years that such Participant has been an employee of the Company or its Subsidiaries as of such Participant’s Termination Date. For purposes hereof, “year” means any period of 12 consecutive calendar months, without regard to any short-term leave, parental leave or other approved absence.
          SECTION 2. Eligibility. Participants in this Plan (“Participants”) are those individuals who are classified as employees of the Company and its Subsidiaries who are employed by the Company or its Subsidiaries on or following the Effective Date, other than any such employee who enters into an individual change in control severance agreement with the Company; provided, however, that in the case of any such employee who is or becomes a Participant prior to the Change in Control Date but who is not employed by the Company or its Subsidiaries immediately prior to the Change in Control Date, such employee shall not be treated as a Participant for purposes of this Plan.

          SECTION 3. Impact of a Change in Control on Equity Compensation Awards. Effective as of any Change in Control Date during the period of this Plan’s effectiveness, notwithstanding any provision to the contrary in any of the Company’s equity-based, equity-related or other long-term incentive compensation plans, practices, policies and programs (including the Company’s 1996 Stock Option Plan and 2006 Incentive Plan) or any award agreements thereunder, (a) all outstanding stock options, stock appreciation rights, restricted shares and similar rights and awards then held by each Participant that are unexercisable or otherwise unvested shall automatically become fully vested and immediately exercisable, as the case may be, (b) all outstanding equity-based, equity-related and other long-term incentive awards then held by such Participant that are subject to performance-based vesting criteria shall automatically become fully vested and earned at a deemed performance level equal to the maximum performance level with respect to such awards and (c) all other outstanding equity-based, equity-related and long-term incentive awards, to the extent not covered by the foregoing clause (a) or (b), then held by such Participant that are unvested or subject to restrictions or forfeiture shall automatically become fully vested and all restrictions and forfeiture provisions related thereto shall lapse.
          SECTION 4. Termination of Employment. (a) Termination During the Protection Period by the Company Without Cause or by the Participant for Good Reason. Subject to Section 4(a)(v), if a Participant’s employment is terminated either (x) by the Company or its Subsidiaries other than for Cause, death or Disability or (y) by resignation of the Participant with Good Reason, in each case during the Protection Period, then the Participant shall be entitled to the following payments and benefits:
               (i) Severance Pay. The Company shall pay the Participant an amount equal to the sum of (A) a number of weeks of the Participant’s Annual Base Salary (without regard to any reduction giving rise to Good Reason) equal to the Severance Multiple and (B) the Participant’s Annual Bonus multiplied by a fraction the numerator of which is the Severance Multiple and the denominator of which is 52, which sum shall be payable in a lump-sum payment on the tenth business day after the date the release described in Section 4(a)(v) becomes effective and irrevocable (the “Release Effective Date”); provided, however, that such amount shall be paid in lieu of, and the Participant hereby waives the right to receive, any other cash severance payment relating to salary or bonus continuation the Participant is otherwise eligible to receive upon termination of employment under any severance plan, practice, policy or program of the Company or any Subsidiary.
               (ii) Prorated Annual Bonus. The Company shall pay the Participant an amount equal to the product of (A) the Participant’s target annual bonus for the year in which the Termination Date occurs (assuming all individual and business criteria are met at target levels) and (B) a fraction, the numerator of which is the number of days in the current fiscal year through such Termination Date, and the denominator of which is 365, in a lump-sum payment on the tenth business day after the Release Effective Date.
               (iii) Continued Welfare Benefits. The Company shall continue to provide for a number of weeks equal to the Severance Multiple medical and welfare benefits to the

Participant and the Participant’s spouse and dependents (in each case, as provided in the applicable plan) at least equal to the levels of benefits provided by the Company and its Subsidiaries immediately prior to the Change in Control Date. Nothing in this Section 4(a)(iii) shall operate to reduce, or be construed as reducing, the Participant’s group health plan continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, in any manner.
               (iv) Accrued Rights. The Participant shall be entitled to (A) payments of any unpaid annual base salary, annual bonus, commissions or other amounts earned or accrued through the Participant’s Termination Date and (B) except as provided in Section 4(a)(i), any payments or benefits explicitly set forth in any other agreements, benefit plans, practices, policies, arrangements and programs to which the Participant is a party or in which the Participant participates (the rights to such payments, the “Accrued Rights”).
               (v) Release of Claims. Notwithstanding any provision of this Plan to the contrary, the Company shall not be obligated to make any payments or provide any benefits described in this Section 4(a), other than payments or benefits in respect of the Accrued Rights, unless and until such time as the Participant has executed and delivered a Separation Agreement and Release substantially in the form of Exhibit A hereto and such release has become effective and irrevocable in accordance with its terms.
     (b) Other Termination. If a Participant’s employment is terminated in any circumstance not described in Section 4(a) (including as a result of death or Disability), the Participant shall not be entitled to any compensation or benefits described in Section 4(a) other than any payments with respect to the Accrued Rights.
          SECTION 5. Certain Additional Payments by the Company. (a) Notwithstanding anything in this Plan to the contrary and except as set forth below, in the event it shall be determined that any Payment that is paid or payable to or for the benefit of a Participant during the period of this Plan’s effectiveness would be subject to the Excise Tax, such Participant shall be entitled to receive an additional payment (a “280G Gross-Up Payment”) in an amount such that, after payment by such Participant of all taxes (and any interest or penalties imposed with respect to such taxes), including any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Taxes imposed upon the 280G Gross-Up Payment, such Participant retains an amount of the 280G Gross-Up Payment equal to the Excise Tax imposed upon such Payments. The Company’s obligation to make 280G Gross-Up Payments under this Section 5 shall not be conditioned upon a Participant’s termination of employment and shall survive and apply after such Participant’s termination of employment. At the time of any Payment during the period of this Plan’s effectiveness, the Company shall provide each Participant a written description of the application of the Excise Tax (if any) to such Payment.
     (b) Subject to the provisions of Section 5(c), all determinations required to be made under this Section 5, including whether and when a 280G Gross-Up Payment is required, the amount of such 280G Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made in accordance with the terms of this Section 5 by a nationally recognized certified public accounting firm that shall be designated by the Company (other than the Company’s regular auditor) (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the applicable Participant within 15 business days of the receipt of notice from the Participant that there has been a Payment or such earlier time as is requested by the Company. For purposes of determining the amount of any 280G Gross-Up Payment, each Participant shall be deemed to pay Federal income tax at the highest marginal rate applicable to individuals in the calendar year in which any such 280G Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest marginal rates applicable to individuals in the state or locality of the Participant’s residence or place of employment in the calendar year in which any such 280G Gross-Up Payment is to be made, net of the maximum reduction in Federal income taxes that can be obtained from deduction of state and local taxes, taking into account limitations applicable to individuals subject to Federal income tax at the highest marginal rate. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any 280G Gross-Up Payment, as determined pursuant to this Section 5, shall be paid by the Company to the applicable Participant within 5 business days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by such Participant, it shall so indicate to such Participant in writing. Any determination by the Accounting Firm shall be binding upon the Company and the applicable Participant. As a result of the uncertainty in the application of the Excise Tax, at the time of the initial determination by the Accounting Firm hereunder, it is possible that the amount of the 280G Gross-Up Payment determined by the Accounting Firm to be due to a Participant, consistent with the calculations required to be made hereunder, will be lower than the amount actually due, including any interest and penalties (an “Underpayment”). In the event the Company exhausts its remedies pursuant to Section 5(c) and such Participant thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be paid by the Company to such Participant within 5 business days of the receipt of the Accounting Firm’s determination.
     (c) Each Participant shall notify the Company in writing of any written claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a 280G Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after the Participant is informed in writing of such claim. Failure to give timely notice shall not prejudice any Participant’s right to 280G Gross-Up Payments and rights of indemnity under this Section 5, unless, and solely to the extent that, the Company has been prejudiced in a material respect by such failure. Each Participant shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. No Participant shall pay such claim prior to the expiration of the 30-day period following the date on which the Participant gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies a Participant in writing prior to the expiration of such period that the Company desires to contest such claim, the Participant shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order effectively to contest such claim and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional income taxes, interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Participant harmless, on an after-tax basis, for any Excise Tax or income tax (including interest or penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct the Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that (A) if the Company directs the Participant to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Participant, on an interest-free basis, and shall indemnify and hold the Participant harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such advance or with respect to any imputed income in connection with such advance and (B) if such contest results in any extension of the statute of limitations relating to payment of taxes for the taxable year of the Participant with respect to which such contested amount is claimed to be due, such extension must be limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the 280G Gross-Up Payment would be payable hereunder, and each Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
     (d) If, after the receipt by a Participant of an amount advanced by the Company pursuant to Section 5(c), the Participant becomes entitled to receive any refund with respect to such claim, the Participant shall (subject to the Company’s complying with the requirements of Section 5(c)) promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by a Participant of an amount advanced by the Company pursuant to Section 5(c), a determination is made that the Participant shall not be entitled to any refund with respect to such claim and the Company does not notify the Participant in writing of its intent to contest such denial of refund prior to the expiration of the 30-day period after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of 280G Gross-Up Payment required to be paid.
          SECTION 6. Section 409A. It is the intention of the Company that the provisions of this Plan comply with Section 409A of the Code, and all provisions of this Plan shall be construed and interpreted in a manner consistent with Section 409A of the

Code. To the extent necessary to avoid imposition of any additional tax or interest penalties under Section 409A (such tax and interest penalties, a “Section 409A Tax”), notwithstanding the timing of payment provided in any other Section of this Plan, the timing of any payment, distribution or benefit pursuant to this Plan shall be subject to a six-month delay in a manner consistent with Section 409A(a)(2)(B)(i) of the Code; provided that if a Participant dies during such six-month period, any such delayed payments shall not be further delayed, and shall be immediately payable to the Participant’s devisee, legatee or other designee or, should there be no such designee, to the Participant’s estate in accordance with the applicable provisions of this Plan. From and after the Effective Date, (i) the Company shall administer and operate this Plan in compliance with Section 409A of the Code and any rules, regulations or other guidance promulgated thereunder as in effect from time to time and (ii) in the event that the Company determines that any provision of this Plan does not comply with Section 409A of the Code or any such rules, regulations or guidance and that as a result any Participant may become subject to a Section 409A Tax, the Company shall amend or modify such provision to avoid the application of such Section 409A Tax, provided that such amendment or modification shall not reduce the economic value to the Participants of such provision.
          SECTION 7. No Mitigation or Offset; Enforcement of this Plan. (a) The Company’s obligation to make the payments provided for in this Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against any Participant or others. In no event shall any Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and, except as otherwise expressly provided for in this Plan, such amounts shall not be reduced whether or not the Participant obtains other employment.
     (b) In the event that any Participant is the prevailing party in any contest, dispute or proceeding regarding the Participant’s rights pursuant to this Plan, the Company shall reimburse, upon the Participant’s written demand, any and all reasonable legal fees and expenses that the Participant may incur as a result of such contest, dispute or proceeding (including as a result of any contest regarding the amount of any payment owed pursuant to this Plan), and shall indemnify and hold the Participant harmless, on an after-tax basis, for any tax (including Excise Tax) imposed on the Participant as a result of payment by the Company of such legal fees and expenses.
          SECTION 8. Non-Exclusivity of Rights. Except as specifically provided in Sections 2 and 4(a)(i), nothing in this Plan shall prevent or limit a Participant’s continuing or future participation in any plan, practice, policy or program provided by the Company or a Subsidiary for which the Participant may qualify, nor shall anything in this Plan or the accompanying Separation Agreement and Release limit or otherwise affect any rights the Participant may have under any contract or agreement with the Company or a Subsidiary. Vested benefits and other amounts a Participant is otherwise entitled to receive under any incentive compensation (including any equity award agreement), deferred compensation, retirement, pension or other plan, practice, policy or program of, or any contract or agreement with, the Company or a Subsidiary shall be payable in accordance with the terms of each such plan, practice, policy, program, contract or agreement, as the case may be, except as explicitly modified by this Plan.
          SECTION 9. Withholding. The Company may deduct and withhold from any amounts payable under this Plan such Federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.
          SECTION 10. Successors. This Plan shall bind any successor (a “Successor”) to all or substantially all of the business or assets of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would have been obligated under this Plan if no such succession had taken place. In the case of any transaction in which a Successor would not, pursuant to the foregoing provision or by operation of law, be bound by this Plan, the Company shall require such Successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would have been required to perform such obligations if no such succession had taken place. The term “Company”, as used in this Plan, shall mean the Company as hereinbefore defined and any Successor and any assignee to such business or assets which by reason hereof becomes bound by this Plan.
          SECTION 11. Default in Payment. Any payment not made within ten business days after it is due in accordance with this Plan shall thereafter bear interest, compounded annually, at the prime rate in effect from time to time at Citibank, N.A., or any successor thereto.
          SECTION 12. GOVERNING LAW. THIS PLAN SHALL BE DEEMED TO BE MADE IN THE STATE OF NEW JERSEY, AND THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS PLAN IN ALL RESPECTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW JERSEY WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.
          SECTION 13. Duration; Termination. This Plan shall become effective upon the date of its adoption by the Board (the “Effective Date”), and shall remain in effect until the second anniversary thereof. Notwithstanding the foregoing, in the event of a Change in Control during the period of this Plan’s effectiveness, this Plan shall continue in full force and effect in accordance with its terms and shall not terminate or expire until all the Company’s obligations to all Participants have been satisfied in full; provided, however, that this Plan shall only be effective with respect to the first Change in Control that occurs following the Effective Date and the Participants shall not be entitled to any payments or benefits pursuant to this Plan with respect to any subsequent Change in Control.
          SECTION 14. Amendment or Modification. The Board may amend or modify this Plan at any time; provided, however, that except as specifically required by Section 6, on and after the Change in Control Date, this Plan may not be amended at any time in a manner that is adverse to a Participant without the prior written consent of such Participant. The failure of a Participant to insist upon strict adherence to any term of this Plan on any occasion shall not be considered a waiver of such Participant’s rights or deprive such Participant of the right thereafter to insist upon strict adherence to that term or any other term of this Plan. No failure or delay by any Participant in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.
          SECTION 15. Severability. If any term or provision of this Plan is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Plan shall nonetheless remain in full force and effect.
          SECTION 16. Survival. The provisions of this Plan, including Sections 4, 5, 6, 7, 10 and 11, shall survive and remain binding and enforceable, notwithstanding the expiration or termination of this Plan, the termination of a Participant’s employment with the Company for any reason or any settlement of the financial rights and obligations arising from such Participant’s participation hereunder, to the extent necessary to preserve the intended benefits of such provisions.
          SECTION 17. Notices. All notices or other communications required or permitted by this Plan will be made in writing and all such notices or communications will be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

(a) If to the Company:	Kos Pharmaceuticals, Inc.
1 Cedar Brook Drive
Cranbury, NJ 08512-3618

Attention: Executive Vice President, General Counsel and Corporate Secretary

Fax: 609-497-0907

(b) If to a Participant,	to such Participant’s address as most recently supplied to the Company and set forth in the Company’s records;
or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
          SECTION 18. Headings and References. The headings of this Plan are inserted for convenience only and neither constitute a part of this Plan nor affect in any way the meaning or interpretation of this Plan. When a reference in this Plan is made to a Section, such reference shall be to a Section of this Plan unless otherwise indicated.
          SECTION 19. Interpretation. For purposes of this Plan, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation but rather shall be deemed to be followed by the words “without limitation”. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.
Adopted by the Board of Directors of Kos
Pharmaceuticals, Inc., as of November 5, 2006.

SCHEDULE A

SEVERANCE MULTIPLE
	Directors, Managers
Years of Service	and Professionals	Sales Personnel	Others
Less than 1	6	3	3
1 Year but less than 2	9	4.5	3
2 Years but less than 3	12	6	6
3 Years but less than 4	18	9	9
4 Years but less than 5	24	12	12
5 Years but less than 6	30	15	15
6 Years but less than 7	36	21	18
7 Years but less than 8	42	27	21
8 Years but less than 10	48	33	24
10 Years but less than 15	54	39	27
15 or more Years	60	45	33

EXHIBIT A
SEPARATION AGREEMENT AND RELEASE
     I. Release. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned, with the intention of binding himself/herself, his/her heirs, executors, administrators and assigns, does hereby release and forever discharge Kos Pharmaceuticals, Inc., a Florida corporation , [to be amended, if necessary, to add or identify any additional or other entity that may be the Executive’s employer at the time of the Qualifying Termination set forth in Section 4 of that certain Change in Control Severance Agreement between the Executive and Company] (the “Company”), and its or their parents, subsidiaries, affiliates, predecessors, successors, and/or assigns, past, present, and future, together with its and their officers, directors, executives, agents, employees, and employee benefits plans (and the trustees, administrators, fiduciaries and insurers of such plans), past, present, and future (collectively, the “Released Parties”), from any and all claims, actions, causes of action, demands, rights, damages, debts, accounts, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity, or otherwise, whether now known or unknown (collectively, the “Claims”), which the undersigned now has, owns or holds, or has at any time heretofore had, owned or held against any Released Party, from the beginning of time to the date of the Executive’s execution of this Separation Agreement and Release, including without limitation, any Claims arising out of or in any way connected with the undersigned’s employment relationship with the Company, its subsidiaries, predecessors or affiliated entities, or the termination thereof, under any Federal, state or local statute, rule, or regulation, or principle of common, tort or contract law, including but not limited to, the Family and Medical Leave Act of 1993, as amended (the “FMLA”), 29 U.S.C. §§ 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq., the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§ 2101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq., and all other Federal, state, or local statutes, regulations or laws (including but not limited to the New Jersey Conscientious Employee Protection Act, if applicable); provided, however, that nothing herein shall release the Company of its obligations under that certain Change in Control Severance Plan of the Company (including the Accrued Rights (as defined therein)). Except as set forth in Section II below, the undersigned understands that, as a result of executing this Separation Agreement and Release, he/she will not have the right to assert that the Company or any other Released Party unlawfully terminated his/her employment or violated any of his/her rights in connection with his/her employment or otherwise.
     The undersigned affirms that he/she is not presently party to any Claim, complaint or action against any Released Party in any forum or form and that he/she knows of no facts which may lead to any Claim, complaint or action being filed against any Released Party in any forum by the undersigned or by any agency, group, etc. The undersigned further affirms that he/she has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which he/she may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to him/her from the Company and its subsidiaries, except as specifically provided in this Separation Agreement and Release. The undersigned furthermore affirms that he/she has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the FMLA. If any agency or court assumes jurisdiction of any such Claim, complaint or action against any Released Party on behalf of the undersigned, the undersigned hereby waives any right to individual monetary or other relief.
     The undersigned further declares and represents that he/she has carefully read and fully understands the terms of this Separation Agreement and Release and that, through this document, he/she is hereby advised to consult with an attorney prior to executing this Separation Agreement and Release, that he/she may take up to and including 21 days from receipt of this Separation Agreement and Release, to consider whether to sign this Separation Agreement and Release, that he/she may revoke this Separation Agreement and Release within seven calendar days after signing it by delivering to the Company written notification of revocation (and that this Separation Agreement and Release shall not become effective or enforceable until the expiration of such revocation period), and that he/she knowingly and voluntarily, of his/her own free will, without any duress, being fully informed and after due deliberate action, accepts the terms of and signs the same as his own free act.
     II. Protected Rights. The Company and the undersigned agree that nothing in this Separation Agreement and Release is intended to or shall be construed to affect, limit or otherwise interfere with any non-waivable right of the undersigned under any Federal, state or local law, including the right to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or to exercise any other right that cannot be waived under applicable law. The undersigned is releasing, however, his/her right to any monetary recovery or relief should the EEOC or any other agency pursue Claims on his/her behalf. Further, should the EEOC or any other agency obtain monetary relief on his/her behalf, the undersigned assigns to the Company all rights to such relief.
     III. Third-Party Litigation. The undersigned agrees to be available to the Company and its affiliates on a reasonable basis in connection with any pending or threatened claims, charges or litigation in which the Company or any of its affiliates is now or may become involved, or any other claims or demands made against or upon the Company or any of its affiliates, regardless of whether or not the undersigned is a named defendant in any particular case.
     IV. Return of Property. The undersigned shall return to the Company on or before [10 DAYS AFTER TERMINATION DATE], all property of the Company in the undersigned’s possession or subject to the undersigned’s control, including without limitation any laptop computers, keys, credit cards, cellular telephones and files. The undersigned shall not alter any of the Company’s records or computer files in any way after [TERMINATION DATE].

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     V. Confidential Information. The undersigned acknowledges that Confidential Information (as defined below) is a valuable asset of the Company and that unauthorized disclosure or utilization thereof could be detrimental to the Company. The undersigned, therefore, shall not, after the term of employment with the Company, disclose in any way or to any extent, to any person or organization other than the Company, or utilize for the benefit or profit of the undersigned or any other person or organization other than the Company, any Confidential Information, except (a) as may be authorized in writing in advance by the Company; (b) is publicly available or becomes publicly available other than through a breach of this document by the undersigned or, based on the undersigned’s knowledge, the breach of this document by others; and (c) upon prior notification to the Company, the undersigned may be required by law to disclose. “Confidential Information” means information disclosed — whether orally or in writing — to the undersigned, or otherwise known to the undersigned as a direct or indirect result of his or her employment by the Company, concerning (i) the Company’s products, patent applications, research activities, formulations, processes, protocols, procedures, other intellectual properties, machines, services, and all matters having to do with the business or operations of the Company, including, but not limited to, all information of any type related to research, product development, manufacturing, quality matters, purchasing, finance, data processing, engineering, facilities, marketing, merchandising and selling, personnel, organization matters, policy matters, legal and other corporate affairs and (ii) information of any type about any third party with which the Company is in technical or commercial cooperation, acquired by the undersigned, directly or indirectly, in connection with his or her employment by the Company. Included in the foregoing definition by way of illustration, but not limitation, are such items as research projects, findings or reports, business plans and projections, formulae, processes, methods of manufacture, computer programs, sales, costs, pricing data, regulatory matters, operating procedures, information about employees and personnel practices, and lists of investigators, consultants, suppliers and customers. The undersigned agrees not to remove any Confidential Information from the Company, not to request that others do so on the undersigned’s behalf and to return any Confidential Information currently in the undersigned’s possession to the Company.
     VI. Severability. If any term or provision of this Separation Agreement and Release is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Separation Agreement and Release shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Separation Agreement and Release is not affected in any manner materially adverse to any party.
     VII. GOVERNING LAW. THIS SEPARATION AGREEMENT AND RELEASE SHALL BE DEEMED TO BE MADE IN THE STATE OF NEW JERSEY, AND THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT IN ALL RESPECTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW JERSEY WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.
     Effective on the eighth calendar day following the date set forth below.

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KOS PHARMACEUTICALS, INC.,
by: /s/
Name:
Title:

EMPLOYEE,
by: /s/
[NAME]

Date Signed:_________________________

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